EXHIBIT 99.1

PEDEVCO Announces Q1 2025 Financial Results and Operations Update

HOUSTON, TX / ACCESSWIRE / May 15, 2025 / PEDEVCO Corp. (NYSE American: PED) ("PEDEVCO" or the "Company"), an energy company engaged in the acquisition and development of strategic, high growth energy projects in the U.S., today announced its financial results for the three months ended March 31, 2025 and provided an operations update.

Key Financial and Operational Highlights Include:

·	Produced an average of 1,707 barrels of oil equivalent per day ("BOEPD") (82% liquids) in the three months ended March 31, 2025 (“Q1 2025”), compared to 1,478 BOEPD produced in Q1 2024, increasing 15% from Q1 2024.
·	Q1 2025 revenue of $8.74 million, increasing $0.6 million from Q1 2024.
·	Operating income of $0.15 million, decreasing 76% from Q1 2024.
·	Operating expenses (inclusive of general and administrative expenses, depreciation, depletion and amortization expenses and lease operating expenses) of $8.6 million, increasing 14% from Q1 2024.
·	Net income of $0.1 million, or $0.00 per basic and diluted share outstanding, compared to $0.8 million, or $0.01 per basic and diluted share outstanding in Q1 2024.
·	Adjusted EBITDA, a non-GAAP financial measure (discussed in greater detail below), decreased $452 thousand to $4.3 million, compared to $4.7 million in Q1 2024.
·	Cash and cash equivalents (including $2.75 million in restricted cash) of $13.2 million as of March 31, 2025, and zero debt.
·	Drilled and completed four horizontal San Andres wells in its core Chaveroo Field in the Permian Basin, with first production commencing in mid-Q2 2025 and currently exceeding initial production expectations.
·	Divested 17 low producing legacy operated D-J Basin wells in a wellbore only sale transaction in order to reduce recurring operating expenses, G&A expenses, and P&A liabilities while retaining all acreage for future development.

J. Douglas Schick, President and Chief Executive Officer of the Company, stated, "We believe our Q1 2025 results continue to demonstrate the strength of our assets and our ability to develop them effectively and efficiently both as an operator and in partnership with others, delivering solid results in the quarter despite a challenging commodity price environment. With four new operated horizontal wells coming online in early Q2 2025, we expect to deliver even stronger operational results over Q2, and we believe we remain well-positioned to continue disciplined growth, with over $10 million of cash on our balance sheet, zero debt, and an untouched $250 million RBL in place with Citibank. We will continue to focus on developing our Permian Basin Asset and growing operated and non-operated production in our D-J Basin Asset, while continuing to control lease operating and G&A expenses.”

Financial Summary:

We reported net income for the three-month period ended March 31, 2025, of $0.1 million, or $0.00 per common share, compared to net income for the three-month period ended March 31, 2024 of $0.8 million or $0.01 per share. The decrease in net income of $0.7 million, when comparing the current period to the prior year’s period, was primarily due to a $1.1 million increase in total operating expense (which includes an impairment of oil and gas properties of $0.2 million), offset by an increase of revenues of $0.6 million and other income (each discussed in more detail below) combined with income tax expense of $76,000.

We reported operating expenses in Q1 2025 of $8.6 million, which was approximately $1.1 million higher than we reported in Q1 2024. The increase was primarily due to higher direct and variable lease operating expenses associated with the higher production volumes resulting from the increased number of wells and increased production during the current year’s period, compared to the prior year’s period, due to our participation in new non-operated wells in the D-J Basin, as well as production from our operated wells completed in 2024.

Adjusted EBITDA, a non-GAAP financial measure (discussed in greater detail below), decreased 10% to $4.3 million in Q1 2025, compared to $4.7 million in Q1 2024.

Cash and cash equivalents were $13.2 million as of March 31, 2025 (including $2.75 million in restricted cash), compared with $6.6 million as of December 31, 2024 (including $2.6 million in restricted cash), which increase was due largely to increased revenues and decreased cash outlay during the period.

Production, Prices and Revenues:

Production for Q1 2025 was 153,631 barrels of oil equivalent ("Boe"), comprised of 102,699 barrels of oil, 166,733 million cubic feet ("Mcf") of natural gas, and 23,143 Boe of natural gas liquids ("NGLs"). Liquids production comprised 82% of total production in the quarter.

Our average realized crude oil sales price in Q1 2025 was $68.88 per barrel, average realized natural gas price was $5.05 per Mcf, and average realized NGL sales price was $35.43 per barrel. Our combined average realized sales price for the quarter was $56.87 per Boe, which was a decrease of 6% compared with $60.36 per Boe in Q1 2024.

Total crude oil, natural gas and NGL revenues for the three-month period ended March 31, 2025, increased $0.6 million or 8%, for the same period a year ago due to a favorable volume variance of $0.7 million, offset by an unfavorable price variance of $0.1 million over the period. The increase in overall production volume is primarily related to our participating in six non-operated wells in the D-J Basin which production began in the latter part of Q3 2024 and another five non-operated wells in the D-J Basin which production began in late Q4 2024.

Lease Operating Expenses ("LOE"):

Total LOE for Q1 2025 was $3.41 million compared to total LOE for Q1 2024 of $2.53 million. The increase of $0.9 million was primarily due to higher direct and variable lease operating expenses associated with the higher production volumes resulting from the increased number of wells and increased production during the current year’s period, compared to the prior year’s period, due to our participation in new non-operated wells in the D-J Basin, as well as production from our operated wells completed in 2024.

Depreciation, Depletion, Amortization and Accretion ("DD&A"):

DD&A decreased from $3.49 million in Q1 2024 to $3.35 million in Q1 2025. The $0.1 million decrease was primarily the result of an increase in our 2025 depletable reserve base relative to the production increase noted above.

Impairment of Oil and Gas Properties:

The Company recorded an impairment of oil and gas properties of $0.2 million related to undeveloped leases representing 232 net acres in the D-J Basin that it allowed to expire or currently has no plans to drill prior to expiration, in the current period. There was no impairment in the prior period.

General and Administrative Expenses ("G&A"):

The $0.1 million increase was primarily the result of additional payroll and professional fees.

Share-based compensation, which is included in general and administrative expenses in the Statements of Operations, remained unchanged when comparing periods. Share-based compensation is utilized for the purpose of conserving cash resources for use in field development activities and operations.

Interest Income and Other Income:

We earned $64,000 in interest, including interest earned from our interest-bearing cash accounts and interest on our note receivable. The interest for Q1 2025 nominally decreased compared to Q1 2024 due to additional cash usage for our operations in the current period compared to the prior period. There was a nominal amount and decrease in other income when comparing periods.

Working Capital and Liquidity:

At March 31, 2025, the Company’s total current assets of $23.6 million exceeded its total current liabilities of $16.9 million, resulting in a working capital surplus of $6.7 million, while at December 31, 2024, the Company’s total current assets of $13.2 million exceeded its total current liabilities of $6.9 million, resulting in a working capital surplus of $6.3 million. The $0.4 million increase in our working capital surplus is primarily related to a proportional increase in production and sales, offset by a proportional increase in payables related to our current capital drilling program, when comparing the current period to the prior period (described above).

Operations Update:

In Q1 2025 and early Q2 2025, the Company drilled and completed four new horizontal San Andres wells in its core Chaveroo Field in the Permian Basin, with first production commencing in mid-Q2 2025. The Company is pleased with the early production results, with the wells currently exceeding initial production expectations.

Effective January 1, 2025, in order to reduce plugging and abandonment liabilities, recurring operating expenses and G&A, the Company sold 17 gross (15.4 net) low producing operated wells in its D-J Basin Asset in a wellbore only sale transaction, with the Company retaining ownership in all its existing leasehold for future development. These legacy wells no longer provided meaningful oil and gas production to the Company, had disproportionately high operational expenses, and the Company estimates that their sale will save the Company an aggregate of approximately $500,000 in plugging and abandonment liabilities.

More information regarding our operating results for the three months ended March 31, 2025, including our full financial statements and footnotes, can be found in our Quarterly Report on Form 10-Q which was filed earlier today with the Securities and Exchange Commission and is available at www.sec.gov.

About PEDEVCO Corp.

PEDEVCO Corp. (NYSE American: PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects in the United States. The Company's principal assets are its Permian Basin Asset located in the Northwest Shelf of the Permian Basin in eastern New Mexico, and its D-J Basin Asset located in the D-J Basin in Weld and Morgan Counties, Colorado, and Laramie County, Wyoming. PEDEVCO is headquartered in Houston, Texas.

Use of Non-GAAP Financial Information

This earnings release discusses EBITDA and Adjusted EBITDA which are presented as supplemental measures of the Company's performance. These measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. EBITDA represents net income before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before share-based compensation expense, impairment of oil and gas properties and gain on sale of fixed asset. EBITDA and Adjusted EBITDA are presented because we believe they provide additional useful information to investors due to the various noncash items during the period. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use EBITDA and Adjusted EBITDA as supplements to GAAP measures of performance to provide investors with an additional financial analytical framework which management uses, in addition to historical operating results, as the basis for financial, operational and planning decisions and present measurements that third parties have indicated are useful in assessing the Company and its results of operations. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are: EBITDA and Adjusted EBITDA do not reflect cash expenditures, future requirements for capital expenditures, or contractual commitments; EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital needs; and EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments. For example, although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Additionally, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than PEDEVCO Corp. does, limiting its usefulness as a comparative measure. You should not consider EBITDA and Adjusted EBITDA in isolation, or as substitutes for analysis of the Company's results as reported under GAAP. The Company's presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. We compensate for these limitations by providing a reconciliation of each of these non-GAAP measures to the most comparable GAAP measure. We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and to view these non-GAAP measures in conjunction with the most directly comparable GAAP financial measure. For more information on these non-GAAP financial measures, please see the section titled "Reconciliation of Net Income (Loss) attributable to PEDEVCO Corp., to Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA", included at the end of this release.

Cautionary Statement Regarding Forward Looking Statements

This press release may contain forward-looking statements, including information about management's view of PEDEVCO's future expectations, plans and prospects, within the meaning of the federal securities laws, including the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions are intended to identify forward-looking statements within the meaning of the Act and such laws, and are subject to the safe harbor created by the Act and applicable laws. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of PEDEVCO and its subsidiaries to be materially different than those expressed or implied in such statements. The forward-looking statements include projections and estimates of the Company's corporate strategies, future operations, development plans and programs, including the costs thereof, drilling locations, estimated oil, natural gas and natural gas liquids production, price realizations, projected operating, general and administrative and other costs, projected capital expenditures, efficiency and cost reduction initiative outcomes, statements regarding future production, costs and cash flows, liquidity and our capital structure. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of oil and natural gas prices, our success in discovering, estimating, developing and replacing oil and natural gas reserves, risks of our operations not being profitable or generating sufficient cash flow to meet our obligations; risks relating to the future price of oil, natural gas and NGLs; risks related to the status and availability of oil and natural gas gathering, transportation, and storage facilities; risks related to changes in the legal and regulatory environment governing the oil and gas industry, and new or amended environmental legislation and regulatory initiatives; risks relating to crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; technological advancements; changing economic, regulatory and political environments in the markets in which the Company operates; general domestic and international economic, market and political conditions, including the military conflict between Russia and Ukraine and the global response to such conflict; actions of competitors or regulators; the potential disruption or interruption of the Company’s operations due to war, accidents, political events, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the Company’s control; risks related to the need for additional capital to complete future acquisitions, conduct our operations, and fund our business on favorable terms, if at all, the availability of such funding and the costs thereof; risks related to the limited control over activities on properties we do not operate and the speculative nature of oil and gas operations in general; risks associated with the uncertainty of drilling, completion and enhanced recovery operations; risks associated with illiquidity and volatility of our common stock, dependence upon present management, the fact that Dr. Simon G. Kukes, our Executive Chairman and member of the Board, beneficially owns a majority of our common stock, and our ability to maintain the listing of our common stock on the NYSE American; pandemics, governmental responses thereto, economic downturns and possible recessions caused thereby; inflationary risks and recent increased interest rates, and the risks of recessions and economic downturns caused thereby or by efforts to reduce inflation; risks related to military conflicts in oil producing countries; changes in economic conditions; limitations in the availability of, and costs of, supplies, materials, contractors and services that may delay the drilling or completion of wells or make such wells more expensive; the amount and timing of future development costs; the availability and demand for alternative energy sources; regulatory changes, including those related to carbon dioxide and greenhouse gas emissions; and others that are included from time to time in filings made by PEDEVCO with the Securities and Exchange Commission, many of which are beyond our control, including, but not limited to, in the "Risk Factors" and “Cautionary Note Regarding Forward-Looking Statements” sections of its Form 10-Ks and Form 10-Qs and in its Form 8-Ks, which it has filed, and files from time to time, with the U.S. Securities and Exchange Commission, including, but not limited to its Annual Report on Form 10-K for the year ended December 31, 2024 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2025. These reports are available at www.sec.gov. The Company cautions that the foregoing list of important factors is not complete. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on behalf of the Company are expressly qualified in their entirety by the cautionary statements referenced above. Other unknown or unpredictable factors also could have material adverse effects on PEDEVCO's future results and/or could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. PEDEVCO cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. The internal projections, expectations, or beliefs underlying our 2025 capital budget are subject to change in light of numerous factors, including, but not limited to, the prevailing prices of oil and gas, actions taken by businesses and governments, ongoing results, prevailing economic circumstances, commodity prices, and industry conditions and regulations.

PEDEVCO CORP.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	March 31, 2025	December 31,
	(Unaudited)	2024
Assets
Current assets:
Cash and cash equivalents	$10,413	$4,010
Note receivable, current	498	293
Accounts receivable – oil and gas	11,848	7,995
Prepaid expenses and other current assets	836	917
Total current assets	23,595	13,215

Oil and gas properties:
Oil and gas properties, subject to amortization, net	93,556	95,070
Oil and gas properties, not subject to amortization, net	11,421	8,442
Total oil and gas properties, net	104,977	103,512

Note receivable	769	933
Operating lease – right-of-use asset	200	224
Deferred income taxes	12,675	12,751
Other assets	3,359	3,210
Total assets	$145,575	$133,845

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,526	$2,625
Accrued expenses	9,176	2,255
Revenue payable	3,432	1,266
Operating lease liabilities – current	101	99
Asset retirement obligations – current	674	663
Total current liabilities	16,909	6,908

Long-term liabilities:
Operating lease liabilities, net of current portion	102	129
Asset retirement obligations, net of current portion	6,849	5,708
Total liabilities	23,860	12,745

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.001 par value, 200,000,000 shares authorized; 91,339,385 and 89,355,267 shares issued and outstanding, respectively	91	89
Additional paid-in capital	227,486	227,013
Accumulated deficit	(105,862)	(106,002)
Total shareholders’ equity	121,715	121,100
Total liabilities and shareholders’ equity	$145,575	$133,845

PEDEVCO CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share data)

	Three Months Ended March 31,
	2025	2024
Revenue:
Oil and gas sales	$8,736	$8,116

Operating expenses:
Lease operating costs	3,412	2,531
Selling, general and administrative expense	1,596	1,495
Depreciation, depletion, amortization and accretion	3,346	3,485
Impairment of oil and gas properties	232	-
Total operating expenses	8,586	7,511

Gain on sale of fixed asset	-	12

Operating income	150	617

Other income:
Interest income	64	149
Other income	2	7
Total other income	66	156
Income before income taxes	216	773
Income tax expense	76	-

Net income	$140	$773

Earnings per common share:
Basic	$0.00	$0.01
Diluted	$0.00	$0.01

Weighted average number of common shares outstanding:
Basic	90,868,110	88,753,838
Diluted	90,868,110	88,753,838

PEDEVCO CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Three Months Ended March 31,
	2025	2024
Cash Flows From Operating Activities:
Net income	$140	$773
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, depletion, amortization and accretion	3,346	3,485
Impairment of oil and gas properties	232	-
Amortization of right-of-use asset	28	28
Share-based compensation expense	475	475
Gain on sale of fixed asset	-	(12)
Deferred income tax expense	76	-
Changes in operating assets and liabilities:
Accounts receivable – oil and gas	(3,853)	(945)
Note receivable accrued interest	(41)	(27)
Prepaid expenses and other current assets	81	64
Accounts payable	(3,154)	(62)
Accrued expenses	6,432	(6,621)
Revenue payable	2,166	(1,453)
Net cash provided by (used in) operating activities	5,928	(4,295)

Cash Flows From Investing Activities:
Cash paid for drilling and completion costs	(1,403)	(883)
Cash received for sale of oil and gas property	2,028	-
Cash received for sale of vehicle	-	12
Cash paid for vehicle	-	(55)
Net cash provided by (used in) investing activities	625	(926)

Net increase (decrease) in cash and restricted cash	6,553	(5,221)
Cash, cash equivalents and restricted cash at beginning of period	6,607	20,715
Cash, cash equivalents and restricted cash at end of period	$13,160	$15,494

Supplemental Disclosure of Cash Flow Information
Cash paid for:
Interest	$-	$-
Income taxes	$-	$-

Noncash investing and financing activities:
Change in accrued oil and gas development costs	$4,277	$4,709
Changes in estimates of asset retirement costs, net	$1,085	$102
Issuance of restricted common stock	$2	$2

Reconciliation of Net Income (Loss) attributable to PEDEVCO Corp., to Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)

	Three Months Ended March 31,
	2025	2024
Net income	$140	$773
Add (deduct)
Income tax expense	76	-
Depreciation, depletion, amortization and accretion	3,346	3,485
EBITDA	3,562	4,258
Add (deduct)
Share-based compensation	475	475
Impairment of oil and gas properties	232	-
Gain on sale of fixed asset	-	(12)
Adjusted EBITDA	$4,269	$4,721

* EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. See also "Use of Non-GAAP Financial Information", above.

CONTACT:

PEDEVCO Corp.

(713) 221-1768

PR@pedevco.com

SOURCE: PEDEVCO Corp.